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                                                                   EXHIBIT 99.1



Valero L.P. (ticker: VLI, exchange: New York Stock Exchange) News Release
- 27-Feb-2003
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VALERO L.P. PROVIDES FIRST QUARTER EARNINGS GUIDANCE


SAN ANTONIO--(BUSINESS WIRE)--Feb. 27, 2003--Valero L.P. (NYSE:VLI) today provided earnings guidance for the first quarter of 2003. As previously discussed in the fourth quarter 2002 earnings conference call, the partnership continues to expect average pipeline and terminal throughput levels to be lower than those experienced in the fourth quarter of 2002. The reduced throughputs are primarily due to lower refinery runs at Valero Energy's McKee, Texas and Ardmore, Oklahoma refineries in January and early February and reduced crude oil availability for Valero Energy's Three Rivers, Texas refinery caused by the oil worker's strike in Venezuela. Throughput levels in the partnership's pipelines that support Valero Energy's Ardmore, Oklahoma refinery will also be impacted by a planned twenty day maintenance turnaround at that refinery beginning in mid-March. As a result of these factors, first quarter net income per unit for the partnership is expected to be in the range of $0.55 per unit, which compares to $0.50 per unit in the first quarter of 2002. Distributable cash flow for the first quarter is expected to exceed the current quarterly distribution of $.70 per unit.

More recently, however, a combination of strong refining and marketing fundamentals and better crude availability have improved conditions substantially from earlier this year. Accordingly, beyond the first quarter, the partnership expects pipeline and terminal throughput levels for the remainder of 2003 to return to normal levels.

Valero L.P. is a master limited partnership that is owned approximately 73 percent by subsidiaries of Valero Energy Corporation. Valero L.P. owns and operates crude oil and refined product pipelines and refined product terminals primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, the pipelines primarily supply Valero Energy's McKee, Ardmore and Three Rivers refineries with crude oil as well as provide access to domestic and foreign crude oil sources.

For more information about Valero L.P., visit the partnership's web site at www.valerolp.com.

This press release includes forward-looking statements regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. Words such as "believes," "expects," "intends," "forecasts," "projects" and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions including: any reduction in the quantities of crude oil and refined products transported in the partnership's pipelines and handled at the partnership's terminals and storage facilities, any significant decrease in the demand for refined products in the markets served by the partnership's pipelines, any material decline in production by any of Valero Energy Corporation's McKee, Three Rivers, or Ardmore Refineries, any material decrease in the supply of or material increase in the price of crude oil available for transport through the Partnership's pipelines, any environmental liabilities not covered by insurance, the partnership's level of indebtedness and ability to obtain credit on satisfactory terms, and war, terrorist attacks or threats of war, and other factors and uncertainties discussed in the partnership's filings with the Securities and Exchange Commission.

If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Readers are cautioned not to place undue reliance on this forward-looking information, which is as of the date of this press release, and the partnership undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise.